UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2009

TRUEBLUE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On June 22, 2009, TrueBlue, Inc. (the “Company”) entered into a Credit Agreement with Wells Fargo Foothill, LLC as Administrative Agent, Syndication Agent, Co-Lead Arranger and Lender, and Bank of America, N.A., as Documentation Agent, Co-Lead Arranger and Lender for a secured revolving credit facility of up to a maximum of $80 million (the “Revolving Credit Facility”). The Revolving Credit Facility, which expires June 2012, replaces the Company’s existing $80 million revolving credit facility with Wells Fargo Bank, N.A. and Bank of America, N.A., which was set to expire in April of 2011 (the “Old Revolving Facility”). Letters of credit outstanding under the Old Revolving Facility in the amount of approximately $50 million will be deemed letters of credit issued under the Revolving Credit Facility. The Company has not borrowed any funds under the Revolving Credit Facility.

The primary differences between the Revolving Credit Facility and the Old Revolving Facility are as follows:

•

Borrowing base. The amount the Company can borrow under the Revolving Credit Facility is calculated according to a formula that is based upon the sum of 85% of the amount of the Company’s eligible accounts receivable plus 60% of the liquidation value of the Company’s Tacoma headquarters office building (which shall not exceed $12 million), less a reserve in an amount equal to the payroll and payroll taxes for the Company’s temporary employees for one payroll cycle, and less other reserves if deemed applicable in the future. Eligible accounts receivable is defined in the Revolving Credit Facility and excludes items such as invoices aged over ninety days, cross-aged receivables, and other items. At the time of closing the Revolving Credit Facility, approximately 95% of accounts receivable net of the allowance for doubtful accounts were considered eligible, the borrowing availability on the building was $12 million, and the payroll and payroll tax reserve was $6.2 million. The maximum amount the Company can borrow under the Revolving Credit Facility is $80 million, but there is no assurance that this full amount will be available to the Company at any given time because the actual borrowing limit is based on the formula described above. This differs from the Old Revolving Facility, which allowed the Company to borrow up to the lesser of $80 million or 2.5 times EBITDA, and to request (in no more than three instances) that the Credit Facility be increased from $80 million up to $160 million in the aggregate, subject to lender approval.

•

Loan fees and interest. Under the terms of the Revolving Credit Facility, the Company pays a variable rate of interest on loans, a fee on outstanding letters-of-credit and an unused commitment fee. At the Company’s option, the variable rate of interest on loans is LIBOR (subject to a minimum) plus a margin of 3.000% for LIBOR loans; or a variable rate of the Prime Rate (subject to a minimum) currently in effect plus a margin of 3.000% for Base Rate loans. An unused commitment fee rate of 0.375% is also applied against the unused portion of the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, letters-of-credit are priced at the margin in effect for LIBOR loans plus a fronting fee of 0.125%. Under the terms of the Old Revolving Facility, the Company paid a variable rate of interest of 0.500% - 1.000% above LIBOR for LIBOR borrowings, a variable rate of the Prime Rate currently in effect minus a margin of 0.250% - 1.000% for Base Rate loans and a variable unused commitment fee of 0.125% - 0.200%, based on the Company’s consolidated leverage ratio of consolidated total debt to consolidated EBITDA. Fees for letters of credit under the Old Revolving Facility were based on the margin in effect for LIBOR loans plus a fronting fee of 0.050%.

•

Financial covenants. The Revolving Credit Facility contains restrictive covenants that are typical for a credit agreement of this nature, but does not require the maintenance of any financial covenants until a triggering event, based upon the Company’s liquidity, occurs. Upon the occurrence of a triggering event, the Company must maintain a minimum fixed charge coverage ratio. A triggering event means that either:

(i) an event of default as defined in the Revolving Credit Facility has occurred and is continuing, or

(ii) the sum of (a) and (b) below is less than $30 million:

(a) the amount that the Company is entitled to borrow as advances under the Revolving Credit Facility (after giving effect to all then outstanding advances, letter-of-credit usage, and other reserves allowable under the Revolving Credit Facility), plus

(b) the amount of unrestricted cash and cash equivalents of the Company and its subsidiaries (not included in (a) above ) that is in deposit accounts or in securities accounts that are subject to a control agreement benefiting the lenders. At the time of closing the Revolving Credit Facility, approximately 90% of our unrestricted cash and cash equivalents were included under the definition.

The Old Revolving Facility required the Company to comply with certain financial covenants such as maintaining a maximum consolidated leverage ratio, and a minimum consolidated fixed charge coverage ratio, at all times.

Obligations under the Revolving Credit Facility are secured by substantially all of the Company’s and its domestic subsidiaries’ personal property and the Company’s headquarters located in Tacoma, Washington.

The Company may terminate the Revolving Credit Facility (in whole or in part, but if in part then to not less than $40 million) prior to its expiration, but would incur a fee equal to 1.000% of the amount terminated during the first year of the Revolving Credit Facility, and 0.500% during the second year.

The foregoing summary and the summary in Item 2.03 below, are qualified in their entirety by reference to the text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement

The disclosure provided in Item 1.01 and Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 1.02. On June 22, 2009, in connection with entry into the Revolving Credit Facility described in Item 1.01, the Company terminated the Old Revolving Facility. There are no early termination penalties or fees owed by the Company in connection with the termination of the Old Revolving Facility. The Old Revolving Facility was originally entered into in December of 2005 and restated in April of 2008.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 and Item 1.02 of this Form 8-K is hereby incorporated by reference into this Item 2.03. The Revolving Credit Facility contains standard provisions relating to default and acceleration of the Company’s payment obligations upon the occurrence of an event of default, including: the failure to pay principal, interest, fees or other amounts when due; the breach of specified representations or warranties contained in the loan documents; cross-default with other indebtedness of the Company; the entry of uninsured judgments that are not bonded or stayed; failure to comply with the observance or performance of specified agreements contained in the loan documents; commencement of bankruptcy or other insolvency proceedings; the failure of any of the loan documents entered into in connection with the Revolving Credit Facility to be in full force and effect; and the occurrence of certain defined change in control events.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement executed June 22, 2009, by and among TrueBlue, Inc. as borrower, the lenders that are signatories thereto as the lenders, Wells Fargo Foothill, LLC as the co-lead arranger and administrative agent and the syndication agent, and Bank of America, N.A. as the co-lead arranger and documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date: June 25, 2009	By:	/s/ Derrek L. Gafford
Derrek L. Gafford
Chief Financial Officer and Executive Vice President